Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Plumas Bancorp and Subsidiary of our report dated March 17, 2022, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of Plumas Bancorp and Subsidiary for the year ended December 31, 2021 and 2020.

/s/ EIDE BAILLY LLP

San Ramon, California

July 21, 2022